Exhibit 99.2

To:	All Amerigroup Associates

From:	Angela Braly, Chair, President and CEO

Date:	July 9, 2012

Subject:	WellPoint to Acquire Amerigroup Corporation

As the Chair, President, and CEO of WellPoint, let me be the first to tell you how excited we are about joining forces with Amerigroup and how much we look forward to welcoming you to the WellPoint family of companies! Amerigroup is an extraordinary company, and our enthusiasm is fueled by the close strategic and cultural alignment of our two great companies. WellPoint’s mission is “to improve the lives of the people we serve and the health of our communities,” themes echoed by your mission of providing real solutions to those you serve and your vision of doing well by doing good. With these shared values as our foundation, we are confident that we can and will succeed.

WellPoint’s 37,000 associates operate Blue Cross and Blue Cross Blue Shield plans in 14 states from Virginia to California, serving a variety of health care consumers, including individuals, enrollees in Medicare and Medicaid, small businesses and large national employers. One in nine Americans carries one of our membership cards, and through our affiliated companies and specialty products like vision, dental, and behavioral health benefits, we have relationships with over 80 million Americans.

This is an exciting time for our company and our industry, as the market becomes increasingly consumer-focused and governments strive to effectively finance healthcare for the underserved. Success will depend on our ability to execute with precision to deliver innovative, affordable solutions that improve access, health outcomes, and consumers’ healthcare experiences…all cornerstones of the Amerigroup model and WellPoint’s Plan to Win. We look forward to combining our Medicaid business with your strong customer base, and to leveraging our collective resources and capabilities to compete and win in the dual-eligible markets.

Our goal after closing is, simply, to keep you who you are. There are many reasons Amerigroup was so attractive to our company…your winning culture, your passion for your members, and your proven ability to execute and grow in challenging and changing environments. We want to keep this successful model intact, while integrating certain business support functions where WellPoint can bring additional expertise. We look forward to working with you, learning from you and advancing our shared vision for creating a more affordable, accessible, and positive healthcare experience.

In closing, when I am asked to speak about “leadership,” my advice is always, “be open to opportunity and take risks. Take the most challenging assignment you can find, and then take control.” I have tremendous admiration for Amerigroup because this is exactly what you have done for your customers. You embraced a high risk, high cost, and highly vulnerable population, in a heavily regulated and financially challenging market, and you made it work…for your members, your shareholders, and for the taxpayers of the states you serve. You are the model for managing publicly funded health care programs, and we consider ourselves fortunate to have this great opportunity to join you in our important mission.

Jim and I have been together today meeting with various stakeholders and they are very excited about our partnership. I know our associates are as well, and we look forward to what we can accomplish together. Thank you for your support and for all you do to improve the lives of the people we serve and the health of our communities.

Angela Braly

Chair, President and Chief Executive Officer WellPoint, Inc.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving Amerigroup and WellPoint. The proposed transaction will be submitted to the stockholders of Amerigroup for their consideration. In connection with the proposed transaction, Amerigroup will prepare a proxy statement to be filed with the SEC. Amerigroup and WellPoint plan to file with the SEC other documents regarding the proposed transaction. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement will be mailed to Amerigroup’s stockholders. You may obtain copies of all documents filed with the SEC concerning the proposed transaction, free of charge, at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by Amerigroup by going to Amerigroup’s Investor Relations website page by clicking the “Investors” link at www.amerigroup.com or by sending a written request to Amerigroup’s Secretary at Amerigroup Corporation, 4425 Corporation Lane, Virginia Beach, Virginia 23462, or by calling the Secretary at (757) 490-6900.

Interests of Participants

Amerigroup and WellPoint and each of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Amerigroup in connection with the proposed transaction. Information regarding Amerigroup’s directors and executive officers is set forth in Amerigroup’s proxy statement for its 2012 annual meeting of stockholders and its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which were filed with the SEC on April 27, 2012 and February 24, 2012, respectively. Information regarding WellPoint’s directors and executive officers is set forth in WellPoint’s proxy statement for its 2012 annual meeting of shareholders and its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which were filed with the SEC on April 2, 2012 and February 22, 2012, respectively. Additional information regarding persons who may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction will be contained in the proxy statement to be filed by Amerigroup with the SEC when it becomes available.